Exhibit 99.1

Songzai International Holding Group Announces Entry Into
Agreement to Acquire Liujiaqu Coal Mine in Inner Mongolia

Estimated Mine Resources Exceed 140 Million Metric Tons

City of Industry, CA May XX, 2010—Songzai International Holding Group, Inc. (OTCBB: SGZH, the “Company”), a leader in coal production and exploration in the People’s Republic of China (the “PRC”), today announced that the Company has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) to acquire the Erdos City Dongsheng District Liujiaqu Coal Mine (“Liujiaqu Coal Mine”) located in the Inner Mongolia region of the PRC.

The Liujiaqu Coal Mine is a new mine encompassing about 8.87 square kilometers.  Total estimated resources of the mine are approximately 143 million metric tons. The Company anticipates that the acquisition will be consummated with the completion of industrial and commercial registration for the change of ownership within 3 months from the date the seller receives the cash portion of the consideration and that production at the Liujiaqu Coal Mine will begin in the third quarter of 2010. The annual production capacity of the mine is expected to be 1.2 million metric tons in 2011 with continuous growth thereafter.  The extracted coal is to be sold on a raw product basis as thermal coal for power generation, cement rotary kilns and other industrial and home heating uses.

Completion of the proposed acquisition is subject to a number of conditions including, but not limited to, completion of customary due diligence, obtaining all regulatory approvals and the consummation of financing conditions by the Company. Pursuant to the Asset Purchase Agreement, the Company shall acquire the Liujiaqu Coal Mine in consideration for a cash payment in the amount of USD $30 million and the issuance of an aggregate of 10,000,000 shares of the Company’s common stock. Under the terms of the Asset Purchase Agreement, if the average closing price of the Company’s common stock on the Over-The-Counter Bulletin Board (the “OTCBB”) over the 10-day period ending on the day prior to the closing date is greater than $7.00 per share, then the number of shares of common stock to be issued by the Company in connection with the proposed acquisition shall be reduced to such number as determined by dividing USD $70 million by the average closing price for the Company’s common stock on the OTCBB during such 10-day period.  In addition, the sellers will receive a continuing interest equal to 30% of the net profits from the operation of the Liujiaqu Coal Mine.

Mr. Hongwen Li, CEO of the Company, commented, “We are pleased to have entered into this agreement to complete the large, strategic acquisition of the Liujiaqu Coal Mine. As the further execution of ‘develop-the-west strategy’ by the PRC government continues, energy, as a dominating developing industry in western China, will experience continued demand. The geographic location of the mine, combined with its resources of approximately 143 million metric tons, make this an important and compelling deal that will more than double the size of our company. Based on our research and information provided, we expect that beginning operation in the third quarter of 2010 will deliver meaningful revenues from the mine this year and upwards of $50 million in revenues during its first full year of operation in 2011.”

About Songzai International Holding Group, Inc

Songzai International Holding Group, Inc. (OTC BB: SGZH) is engaged in coal production and sales by exploring, assembling, assessing, permitting, developing and mining coal properties in the People’s Republic of China (“PRC”). After obtaining permits from the Heilongjiang Province National Land and Resources Administration Bureau and the Heilongjiang Economic and Trade Commission, we extract coal from properties to which we have the right to mine capped amounts of coal, and then sell most of the coal on a per metric ton (“ton”) basis in cash on delivery, primarily to power plants, cement factories, wholesalers and individuals for home heating. We do not own the land from which the coal is extracted, but have mining rights to extract a capped amount of coal from a mine as determined by government authorized mining engineers and approved by the Heilongjiang Department of Land and Resources. Our business consists of the operations of the Tong Gong and Xing An coal mines in northern PRC.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believe”, “expect”, “anticipate”, “optimistic”, “intend”, “will” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risks and other factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Howard Gostfrand, American Capital Ventures

305.918.7000

info@amcapventures.com